DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), MARCH 31, 1999 AND DECEMBER 31, 1998

                               March 31,        December 31,
                                 1999               1998
ASSETS

CASH AND CASH EQUIVALENTS     $1,895,493         $1,772,250
PROPERTY, NET                  7,078,428          7,213,688
OTHER ASSETS                      66,038             64,073

TOTAL                         $9,039,959         $9,050,011

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                   $2,424,436         $2,373,616

PARTNERS' EQUITY (DEFICIT):
General Partners                 (75,872)           (75,264)
Limited Partners               6,691,395          6,751,659
     Total partners' equity    6,615,523          6,676,395

TOTAL                         $9,039,959         $9,050,011

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                March 31,          March 31,
                                  1999               1998
REVENUES:
Rental Income                   $661,896           $650,268
Interest                          12,656             12,082
     Total revenue               674,552            662,350

EXPENSES:
Operating Expenses               346,907            325,237
General and administrative        67,477             69,452
     Total expenses              414,384            394,689

NET INCOME                      $260,168           $267,661

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $257,566           $264,984
    General partners               2,602              2,677
TOTAL                           $260,168           $267,661

NET INCOME PER
   LIMITED PARTNERSHIP UNIT        $8.10              $8.34

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                31,783             31,783

See accompanying notes to financial statements(unaudited).



STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)(UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL

BALANCE, JANUARY 1, 1998        ($69,852)    $7,287,475   $7,217,623

NET INCOME                         2,677        264,984      267,661
DISTRIBUTIONS                     (3,210)      (317,830)    (321,040)

BALANCE, MARCH 31, 1998         ($70,385)     $7,234,629   $7,164,244

BALANCE, JANUARY 1, 1999        ($75,264)     $6,751,659   $6,676,395

NET INCOME                         2,602         257,566      260,168
DISTRIBUTIONS                     (3,210)       (317,830)    (321,040)

BALANCE, MARCH 31, 1999         ($75,872)     $6,691,395   $6,615,523

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                      March 31,          March 31,
                                        1999               1998

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 260,168        $ 267,661
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        134,630          134,632
     Loss on disposal of
       property and equipment                630              116
  Changes in assets and liabilities:
     Increase in other assets             (1,965)             (53)
     Increase in liabilities              50,820           36,306
Net cash provided by operating
  activities                             444,283          438,662


CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (321,040)        (321,040)


NET INCREASE IN CASH AND
 CASH EQUIVALENTS                        123,243          117,622

CASH AND CASH EQUIVALENTS:
At beginning of period                 1,772,250        1,475,167
At end of period                      $1,895,493       $1,592,789

See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund X (the "Partnership") has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 31,783 limited partnership units.

The accompanying financial information as of March 31, 1999, and for the periods ended March 31, 1999 and 1998 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities. Two facilities are located in Warren, Michigan; one facility is located in Troy, Michigan; one facility is located in Crestwood, Illinois; and one facility is located in Forestville, Maryland. As of March 31, 1999, the total cost and accumulated depreciation of the mini-storage facilities is as follows:

        Land                             $ 2,089,882
        Buildings                         10,826,897
        Furniture and Equipment                5,810
        Total                             12,922,589
        Less: Accumulated Depreciation   ( 5,844,161)
        Property - Net                   $ 7,078,428

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.